Exhibit 99.1

Curanex Expands Its Drug Development Pipeline to Include Cancer Cachexia, Representing a Multi-Billion-Dollar Market Opportunity and Important Step In The Company’s Evolution Into a Broader Therapeutics Development Company

Company expands strategic focus into one of oncology’s
most urgent supportive-care challenges

Jericho, New York, April 2, 2026 (GLOBE NEWSWIRE) -- Curanex Pharmaceuticals, Inc. (Nasdaq: CURX) (“Curanex” or the “Company”), a development-stage therapeutics company, today announced that it is expanding its drug development pipeline that encompassed six core indications: ulcerative colitis, atopic dermatitis, COVID-19, diabetes, nonalcoholic fatty liver disease (“NAFLD”), and gout, by focusing on a new core indication: cancer cachexia, a serious cancer-associated wasting syndrome marked by progressive weight loss, muscle depletion, weakness and declining physical function.

Cancer cachexia is widely recognized as one of the most serious complications in oncology and is estimated by the National Cancer Institute to occur in up to 80% of patients with advanced cancer, depending on cancer type and response to treatment. The syndrome can severely reduce strength, impair quality of life and limit a patient’s ability to tolerate therapy. Despite its significant clinical burden, there are currently no approved therapies for cancer cachexia in the United States.

Curanex believes the combination of major unmet need, limited treatment options and growing clinical recognition supports a significant long-term commercial opportunity in cancer cachexia. According to Grand View Research, the global cancer cachexia market was approximately $2.54 billion in 2024 and is projected to grow to $3.90 billion by 2033.

Curanex’s lead program, Phyto-N, is currently advancing through preclinical studies in preparation for a planned Investigational New Drug (IND) submission for ulcerative colitis. As it advances that program, the Company is also evaluating additional development opportunities in serious diseases involving inflammation, metabolic dysfunction and physical decline.

Curanex Chief Executive Officer, Jun Liu, said “Cancer cachexia remains one of the largest unmet needs in supportive oncology, with serious consequences for patients and very limited treatment options. We believe this area represents a meaningful opportunity for focused drug development and an important step in the evolution of Curanex into a broader therapeutics development company.”

Curanex management believes that the focus on treatment of cancer cachexia aligns with the Company’s broader focus on treatment of serious diseases involving inflammation, metabolic disruption and physical decline. While Curanex remains committed to advancing its lead ulcerative colitis program, the Company believes that by expanding its long-term pipeline potential by also focusing on cancer cachexia treatment, the Company will strengthen its positioning as an emerging therapeutics company.

About Curanex Pharmaceuticals Inc.

Curanex Pharmaceuticals Inc. is a development-stage therapeutics company headquartered in Jericho, New York. The Company is advancing drug development programs for serious diseases with significant unmet medical need. Its lead candidate, Phyto-N, is currently being advanced through FDA-required preclinical studies in preparation for a planned IND submission for ulcerative colitis. Curanex is also evaluating broader development opportunities intended to expand its long-term therapeutic pipeline.

Forward-Looking Statements

All statements other than statements of historical fact in this announcement are forward-looking statements. These forward-looking statements are made as of the date hereof and involve known and unknown risks and uncertainties and are based on current expectations and projections about future events and financial trends that the Company believes may affect its financial condition, results of operations, business strategy and financial needs. Investors can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions.

The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors to read “Risk Factors” section of the Company’s Annual Report on Form 10-K dated March 30, 2026 (Inline Viewer: CURANEX PHARMACEUTICALS INC 10-K 2025-12-31) and risk factors contained in other filings with the Securities and Exchange Commission (the “SEC”) to gain understanding of the important factors that could cause actual results to differ materially from the anticipated results and projections about future events contained in this press release.

Contact:

Curanex Pharmaceuticals Inc
Tel: (212) 671-1020 / (718) 673-6078
Email: ir@curanexpharma.com